As filed with the Securities and Exchange Commission on July 31, 2000.
                                                    Registration No. 333-_______



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

                              --------------------

                            The ServiceMaster Company
             (Exact name of registrant as specified in its charter)

              Delaware                                                36-3858106
(State or other jurisdiction of                                  I.R.S. Employer
incorporation or organization)                              (Identification No.)



                              One ServiceMaster Way
                       Downers Grove, Illinois 60515-1700
                                 (630) 271-1300
          (Address and telephone number of principal executive offices)

                         ------------------------------

                    ServiceMaster 1998 Equity Incentive Plan
                    ServiceMaster 2000 Equity Incentive Plan
                           (Full titles of the plans)

                                  Jim L. Kaput
                    Senior Vice President and General Counsel
                            The ServiceMaster Company
                              One ServiceMaster Way
                          Downers Grove, Illinois 60515
                                 (630) 271-1300
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)
--------------------------------------------------------------------------------


                       CALCULATION OF THE REGISTRATION FEE


                                                Proposed                   Proposed
Titles of                                        maximum                    maximum            Amount of
securities               Amount to be            offering                  aggregate           registration
to be                     registered              price                     offering              fee
registered                                      Per unit                     price
---------------------------------------------------------------------------------------------------------

Common stock             3,197,187   (1)        $18.2583(2)               $58,375,199  (2)        $15,411 (2)
Common stock               141,200   (1)        $22.7734(2)                $3,215,604  (2)           $849 (2)
Common stock             3,337,370   (1)        $18.0750(2)               $60,322,962  (2)        $15,925 (2)
Common stock               629,650   (1)        $17.8875(2)               $11,262,864  (2)         $2,973 (2)
Common stock             2,044,185   (1)(4)     $11.5000(2)               $23,508,127  (2)         $6,206 (2)
Common stock             1,540,700   (1)        $11.4125(2)               $17,583,238  (2)         $4,642 (2)
Common stock               359,708   (1)         $8.6875(3)                $3,124,963  (3)           $825 (3)
Common stock            15,000,000   (1)         $8.6875(3)              $130,312,500  (3)        $34,403 (3)
                                                                                                  -------

                                                                                        Total Fee $81,234

(1) With respect to the 1998 Plan, this registration statement also reflects the 3 for 2 stock split paid on August 26, 1998 to stockholders of record on August 12, 1998. This registration statement shall be deemed to cover any additional shares issuable pursuant to the antidilution provisions of the 1998 Plan and the 2000 Plan by reason of share splits, share dividends, mergers and other capital changes.

(2)      Calculated pursuant to Rule 457(h) under the Securities Act of 1933.

(3) Calculated pursuant to Rule 457(c) under the Securities Act of 1933 based upon the average high and low sale prices of the common stock reported on the New York Stock Exchange on July 26, 2000.

(4)      Reflects the cancellation of 403,886 options granted under the 1998
         Plan.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         ServiceMaster has filed the following documents with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") and such documents are incorporated herein by reference:

         1. ServiceMaster's Annual Report on Form 10-K for the year ended December 31, 1999;

         2. ServiceMaster's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000; and

         3. The description of the Common Stock that is contained in ServiceMaster's Registration Statement filed with the Commission under Section 12 of the Exchange Act, including any subsequent amendment or any report filed for the purpose of updating such description.

         All documents filed by ServiceMaster with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the respective dates of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "incorporated documents").


Item 4.  Description of Securities.

         Not applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         ServiceMaster is incorporated  under the laws of the State of Delaware.
Section 145 of the DGCL ("Section 145"), inter alia, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any person who was, is or is threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director has actually and reasonably incurred.

         Article Ten of ServiceMaster's Certificate of Incorporation ("Article Ten") provides that no person shall have any liability of any kind by reason of a Relevant Loss (defined below) caused in whole or in part by any act or failure to act which occurred while such person was an officer or director of ServiceMaster except: (i) obligations arising under the express terms of any written contract to which such person is a party; (ii) the obligation to return to ServiceMaster an amount up to the value actually realized by such person by stealing or by any other action which constitutes a criminal felony; (iii) any liability imposed by contract or applicable law which is founded on, arises from or is related to activities by such person (or such person's agents or affiliates) which are in competition with any business of ServiceMaster or any of its affiliates; and (iv) any other liability from which it shall not be possible to exempt such person under applicable law either as constituted on the date on which the Certificate of Incorporation was filed with the Secretary of State of Delaware (the "Filing Date") or at any time thereafter. The term "Relevant Loss" designates and includes any loss, damage or expense of any kind
(i) experienced for any reason by ServiceMaster or by any entity controlled by ServiceMaster; (ii) which any person may experience by reason of any purchase (or failure to purchase), maintenance of an interest in, sale (or failure to sell) or failure to obtain payment of any amount due on any note, debenture, preferred stock, common stock or other security issued or issuable by ServiceMaster; or (iii) which shall otherwise be caused in whole or in part by or arise in connection with (or would not have occurred but for) such person's service as a director or officer of ServiceMaster. In addition, Article Ten provides that every director of ServiceMaster shall be exempt (except to the extent expressly set forth therein) from any personal liability to ServiceMaster or any of its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by (i) Section 102(b)(7) of the DGCL as constituted on the Filing Date or (ii) any provision of the law of the State of Delaware as constituted at any time after December 11, 1991.

         Except as otherwise provided in the Certificate of Incorporation, Article Eleven of the Certificate of Incorporation ("Article Eleven") provides that ServiceMaster shall indemnify any person against, and shall reimburse such person for any amount which such person shall pay to satisfy, settle or otherwise deal with, any attempt to impose any liability or obligation of any kind upon such person if such attempt or such liability or obligation or both shall arise in connection with or by reason of, or would not have arisen but for, Covered Service (defined below) by such person (or any agreement by such person to serve as a director or officer of ServiceMaster or to provide other Covered Service) including, but not limited to: (i) any claim resulting from any loss, injury, damage, harm or other disadvantage which ServiceMaster, any affiliate, any employee plan or any person who acquires, holds, or disposes of any interest in any security issued by ServiceMaster suffers or is alleged to have suffered; (ii) any claim resulting from any act or failure to act by any person which is (or is alleged to be) beyond the scope of his or her authority, contrary to instructions or orders or contrary to his or her duties or applicable law; and (iii) any attempt by any governmental authority or other person to impose any fine or penalty or to obtain any other recovery by reason of any actual or alleged breach of any law or other governmental requirement.

         The term "Covered Service" designates and includes: (a) service as a director or officer of ServiceMaster; (b) service by a person while he or she is an officer or director of ServiceMaster (i) as an agent or representative of ServiceMaster, (ii) in any other capacity with ServiceMaster, (iii) as a director, officer, employee, agent or representative of, or in any other capacity with, any affiliate, (iv) in any capacity with any Employee Plan (as defined therein), and (v) in any other capacity in which such person shall have been asked to serve by ServiceMaster's Board of Directors or Chief Executive Officer; (c) any services which constituted "Covered Service" under the Amended and Restated Agreement of Limited Partnership for ServiceMaster Limited Partnership; and (d) any other service of any kind by any person with any organization or entity of any kind (whether or not affiliated with ServiceMaster) which shall be designated in writing as Covered Service by a majority of the members of ServiceMaster's Board of Directors or by ServiceMaster's Chief Executive Officer. Service is deemed to constitute "Covered Service" if it is so designated by the terms in the preceding sentence regardless of whether it shall have been performed prior to, at, or after the time Article Eleven became part of ServiceMaster's Certificate of Incorporation. Any person is entitled to rely upon any written confirmation provided by ServiceMaster's Chief Executive Officer or by ServiceMaster's Board of Directors that service by such person in any capacity specified in such confirmation will constitute Covered Service and to rely upon the protection afforded by Article Eleven in connection with such service.

         Except to the extent ServiceMaster shall otherwise expressly agree in writing, ServiceMaster is not obligated under Article Eleven to reimburse any person for or otherwise indemnify any person against: (a) any obligation the person may have under any written contract except to the extent such obligation arises by reason of any action taken by such person to satisfy, settle or otherwise deal with any claim against which such person is entitled to indemnification from ServiceMaster under Article Eleven or otherwise; (b) any income taxes payable by reason of salary, bonus or other income or gain actually realized by such person in connection with any Covered Service; (c) any liability imposed by contract or applicable law which is founded on, arises from or is related to activities by such person (or such person's agents or affiliates) which are in competition with any business of ServiceMaster or any of its affiliates; and (d) any obligation to pay an amount up to the value personally realized by such person by stealing or by any other action which constitutes a criminal felony. Except as otherwise provided in the Certificate of Incorporation, ServiceMaster is not obligated under Article Eleven to indemnify any person in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by ServiceMaster's Board of Directors.

         Article Eleven provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of ServiceMaster, agreed to serve as a director or officer of ServiceMaster or is or was providing any other Covered Service, whether the basis of such proceeding is alleged action in an official capacity as a director or officer of ServiceMaster or in any other Covered Service position, shall, except as otherwise provided therein, be indemnified and held harmless by ServiceMaster to the fullest extent authorized by Delaware law against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act, as amended from time to time, and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer of ServiceMaster or to provide any other Covered Service and shall inure to the heirs, executors and administrators of such person.

         Article Eleven provides that ServiceMaster shall reimburse any Covered Person (as defined therein) for any payment made by such person for any legal fees or other expenses reasonably incurred by such person in order to investigate, evaluate, defend against, pay in full, settle or otherwise deal with (i) any Covered Claim (as defined therein) or (ii) any development or state of facts which could give rise to a Covered Claim.

         Article Eleven also provides that any officer of ServiceMaster or any member of its Board of Directors shall have the right and power to execute on behalf of ServiceMaster any written contract with any other person providing indemnification or other protection to such other person in connection with service by such other person as a director or officer of ServiceMaster or in connection with any other Covered Service by such person, and any such contract shall be legal, valid and binding upon ServiceMaster and shall be enforceable against ServiceMaster in accordance with its terms to the maximum extent permitted by Article Eleven or by applicable law, if it shall be approved by a majority of the members of ServiceMaster's Board of Directors exclusive of the person to whom indemnification is provided by such contract. The rights of any person under any particular contract made in accordance with the provisions of the preceding sentence shall not be impaired or eliminated (i) by reason of the fact that all or any one or more of the members of the Board who approved such contracts shall be parties to contracts affording them similar protection (regardless of when those other contracts shall have been approved or signed) or shall otherwise have been provided with protection similar to that provided in the particular contract or shall be subject to the same claims against which the particular contract is intended to protect or (ii) for any other reason whatsoever. It is expressly intended that each person with whom ServiceMaster shall enter into a written contract to provide indemnification or other protection in connection with such person's service as an officer or director of ServiceMaster or in connection with other Covered Service by such person shall be entitled to rely upon (and shall conclusively be presumed to have relied upon) the rights which such contract purports to provide to such person. No separate written contract shall, however, be necessary in order for any person to obtain any indemnification or payment to which Article Eleven purports to entitle such person, and any Covered Person who has no separate contract of any kind with ServiceMaster shall be entitled to receive all indemnification, payments and other benefits which the provisions in Article Eleven purport to provide to such Covered Person.

         The rights to indemnification and payment provided by Article Eleven are not exclusive of any other right of any kind which any person may have or at any time acquire under or by reason of any other provision in the Certificate of Incorporation, ServiceMaster's By-Laws, any agreement, any law or other action by any governmental authority, or otherwise.

         Article Eleven authorizes ServiceMaster to purchase and maintain insurance on behalf of any person who is or was a director or officer of ServiceMaster, or is or was serving in any other capacity with ServiceMaster, any Employee Plan or any other organization against any expense, liability or loss, whether or not ServiceMaster would have the power to indemnify such person against such expense, liability or loss under the provisions of Article Eleven, under applicable law or otherwise.

         In addition, Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under
Section 145.

         All of ServiceMaster's directors and officers are covered by insurance policies maintained and held in effect by ServiceMaster against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.


Item 7.  Exemption from Registration Claimed.

         Not Applicable


Item 8.  Exhibits.

         See Index to Exhibits.

Item 9.  Undertakings.

(a)      The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3)of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   Signatures

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois on this 31st day of July, 2000.

                                        THE SERVICEMASTER COMPANY


                                         By /s/ Jim L. Kaput
                                                Jim L. Kaput
                                                Senior Vice President
                                                  and General Counsel

         Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities indicated signed this Registration Statement on July 20, 2000.


             Signature                                        Title


                      *                        Chairman, Chief Executive Officer
-------------------------------------------    and Director
        C. William Pollard

                      *                        Senior Chairman and Director
-------------------------------------------
        Carlos H. Cantu

                      *                              Director
--------------------------------------------
       Paul W. Berezny, Jr.

                      *                              Director
--------------------------------------------
        Brian Griffiths

                      *                              Director
--------------------------------------------
        Sidney E. Harris

                      *                              Director
--------------------------------------------
        Glenda A. Hatchett

                      *                              Director
--------------------------------------------
        Herbert P. Hess

                      *                              Director
--------------------------------------------
        Michele M. Hunt

                      *                              Director
--------------------------------------------
        Gunther H. Knoedler

                      *                              Director
--------------------------------------------
        James D. McLennan

                      *                              Director
--------------------------------------------
        Vincent C. Nelson

                      *                              Director
--------------------------------------------
        Dallen W. Peterson

                      *                              Director
--------------------------------------------
        Steven S Reinemund

                      *                              Director
--------------------------------------------
        Donald G. Soderquist

                      *                              Director
--------------------------------------------
        Charles W. Stair

                      *                              Director
--------------------------------------------
        David K. Wessner

* The undersigned, by signing his name hereto, does sign and execute this Registration Statement pursuant to the Powers of Attorney executed by certain of the above-named officers and directors of The ServiceMaster Company.


                                                     By  /s/ Jim L. Kaput
                                                             Jim L. Kaput
                                                             Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit                             Description
No.

4.1 ServiceMaster's Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of Delaware on November 6, 1997, is incorporated by reference to Exhibit 1 to the Current Report on Form 8-K, dated December 18, 1997, of ServiceMaster Limited Partnership (the SMLP 1997 8-K) (Commission File No. 1-9378).

4.2 ServiceMaster's Bylaws, as adopted on November 3, 1997, are incorporated by reference to Exhibit 2 to the SMLP 1997 8-K (Commission File No. 1-9378).

4.3 1998 Equity Incentive Plan is incorporated by reference to Exhibit A to the March 25, 1998 Proxy Statement relating to The ServiceMaster Company 1998 Annual Meeting of Shareholders held May 1, 1998 (Commission File No. 1-14762).

4.4 2000 Equity Incentive Plan is incorporated by reference to Exhibit A to the March 24, 2000 Proxy Statement relating to The ServiceMaster Company 2000 Annual Meeting of Shareholders held April 28, 2000 (Commission File No. 1-14762).

4.5 Form of Non-Qualifying Option Agreement is incorporated by reference to Exhibit 10.20 to the Annual Report on Form 10-K for the year ended 12/31/97 (the "1997 10-K").

4.6 Form of Incentive Stock Option Agreement is incorporated by reference to Exhibit 10.21 to the 1997 10-K.

4.7*       Form of Term Sheet for the Equity Incentive Plans.

5*         Opinion of Counsel

23.1*      Consent of Arthur Andersen LLP

23.2*      Consent of Counsel (included in Exhibit 5)

24*        Powers of Attorney

*Filed herewith